SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 06/30/2004
FILE NUMBER 811-1540
SERIES NO.: 32

72DD     1.   Total income dividends for which record date passed during the period.
              Class A Shares                 $  209
         2.   Dividends for a second class of open-end company shares
              Class B Shares                 $   18
              Class C Shares                 $    6
              Class R Shares                 $    0
              Class I Shares                 $    0

73A.     1.   Payments per share outstanding during the entire current period:
              Class A Shares                 $0.0400
         2.   Dividends for a second class of open-end company shares
              Class B Shares                 $0.0025
              Class C Shares                 $0.0025
              Class R Shares                 $0.0170
              Class I Shares                 $0.0370

74U.     1.   Number of shares outstanding
              Class A Shares                   5,484
         2.   Number of shares outstanding of a second class of open-end company shares
              Class B Shares                   6,988
              Class C Shares                   2,340
              Class R Shares                       1
              Class I Shares                       1

74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                 $ 11.81
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                 $ 11.80
              Class C Shares                 $ 11.80
              Class R Shares                 $ 11.82
              Class I Shares                 $ 11.82